Exhibit 99.1

THE HOWARD HUGHES CORPORATION REPORTS THIRD QUARTER 2014 RESULTS

Third Quarter Highlights

•                  Third quarter 2014 net income increased 39.6%, or $4.4 million to $15.5 million, excluding the $24.7 million non-cash warrant gain and $5.5 million non-cash increase in the tax indemnity receivable, compared to third quarter 2013 net income of $11.1 million, excluding the $(4.5) million non-cash warrant loss and $0.7 million non-cash increase in the tax indemnity receivable.

•                  Master Planned Community (“MPC”) land sales increased 4.2% to $57.2 million for the third quarter 2014 compared to $54.9 million for the third quarter 2013 due primarily to increased lot sales volume and higher prices at our Woodlands and Bridgeland MPCs.

•                  Net operating income (“NOI”) for our income-producing Operating Assets increased 33.3% to $18.4 million for the third quarter 2014, compared to $13.8 million for the third quarter 2013.  The increase is primarily related to the Outlet Collection at Riverwalk, which was re-opened in May 2014, and the One Hughes Landing and 3 Waterway Square office buildings which were placed into service in 2013 and reached stabilization in 2014.  South Street Seaport NOI has been excluded from income-producing Operating Assets NOI because it is substantially shut down and under redevelopment.

•                  We opened Downtown Summerlin, our 1.6 million square foot mixed-use development in the heart of the Summerlin MPC, on October 9, 2014. Over 250,000 people visited the property during its four-day grand opening celebration and a majority of our tenants reported better than anticipated sales in their stores.

•                  We completed construction and placed into service Two Hughes Landing, the second office building in Hughes Landing which is 84.8% leased as of November 1, 2014.

•                  We began construction of Three Hughes Landing, a 324,000 square foot Class A office building in Hughes Landing, which is expected to open during the fourth quarter of 2015.

•                  We began construction of The Embassy Suites by Hilton in Hughes Landing, a nine-story, 205-room upscale, full-service hotel that will be managed by us.  The hotel is expected to be completed by the end of 2015.

•                  Our Millennium Woodlands Phase II joint venture completed construction of, and placed into service, a 314-unit Class A multi-family property in The Woodlands Town Center.

•                  We announced the development of Lakeland Village Center, an 84,200 square foot mixed-use commercial project at our Bridgeland MPC.  CVS Pharmacy has entered into a ground lease and will construct a 15,300 square foot store on the site to anchor the project, which will consist of ground-level retail, restaurant, and professional office space organized within nine buildings all totaling approximately 68,900 square feet. We expect to begin construction in the first quarter of 2015 with completion expected in early 2016.

•                  On August 6, 2014, we closed a $69.3 million non-recourse construction financing for The Westin, The Woodlands bearing interest at one-month LIBOR plus 2.65% with an August 2019 final maturity date.

•                  On October 2, 2014, we closed a $37.1 million non-recourse construction financing for the Embassy Suites by Hilton in Hughes Landing. The loan bears interest at one-month LIBOR plus 2.50% with an October 2020 final maturity date.

•                  On November 6, 2014, we closed a $600.0 million non-recourse construction financing for the Waiea and Anaha condominium towers at Ward Village bearing interest at one-month LIBOR plus 6.75% with a December 2019 final maturity date.

*Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is recourse to the asset securing such debt and/or the subsidiary entity owning such asset.

DALLAS, November 10, 2014 - The Howard Hughes Corporation (NYSE: HHC) or (the “Company” or “we”) today announced its results for the third quarter 2014.

For the three months ended September 30, 2014, net income attributable to common stockholders was $45.6 million, or $0.48 per diluted common share, compared with net income attributable to common stockholders of $7.3 million, or $0.17 per diluted common share for the three months ended September 30, 2013.  Third quarter net income attributable to common stockholders includes a $24.7 million non-cash warrant gain and a $5.5 million non-cash increase in the tax indemnity receivable in 2014 and a $(4.5) million non-cash warrant loss and $0.7 million non-cash increase in tax indemnity receivable in 2013.  Excluding these non-cash gains and losses, net income attributable to common stockholders was $15.5 million or $0.36 per diluted common share for the third quarter 2014 and $11.1 million, or $0.26 per diluted common share for the third quarter 2013.

David R. Weinreb, CEO of The Howard Hughes Corporation, stated, “I am pleased with the progress we are making on all of our significant development projects.  In particular, our highly successful October grand opening of our 1.6 million square foot Downtown Summerlin mixed-use development on 106 acres should be the catalyst for future commercial development on approximately 200 acres of undeveloped land adjacent to the project.  We believe that this first phase will generate demand for additional retail, office and multi-family development as the population of our Summerlin MPC grows from our ongoing residential development activities, much like The Woodlands Town Center today.”

Business Segment Operating Results

For comparative purposes, Master Planned Communities (“MPC”) land sales and net operating income (“NOI”) from our Operating Assets segment are presented in the Supplemental Information contained in this earnings release. For a reconciliation of Operating Assets NOI to Operating Assets real estate property earnings before taxes (“REP EBT”), Operating Assets REP EBT to GAAP-basis net income (loss), and segment-basis MPC land sales revenue to GAAP-basis land sales revenue, please refer to the Supplemental Information contained in this earnings release.  Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is recourse to the asset securing such debt and/or the subsidiary entity owning such asset.  All construction cost estimates presented herein are exclusive of land costs.

Master Planned Communities Highlights

Land sales in our MPC segment, excluding deferred land sales and other revenue, increased 4.2%, or $2.3 million, to $57.2 million for the three months ended September 30, 2014, as compared to $54.9 million for the same period in 2013.

The Woodlands land sales increased $7.8 million, or 37.5%, to $28.6 million for the three months ended September 30, 2014, compared to $20.8 million for the same period in 2013. The increase for the three months ended September 30, 2014 was primarily due to higher pricing per lot for residential land sales. The average price per single family detached lot at The Woodlands increased $32,000, or 20.6% to $187,000 for the three months ended September 30, 2014, compared to $155,000 for the same period in 2013 due to scarcity of remaining lots available for sale and strong local market conditions. The average price per detached single family acre at The Woodlands increased 15.2%, or $100,000 to $758,000 for the three months ended September 30, 2014 compared to $658,000 for the same period in 2013. The market for residential land in The Woodlands remains strong.

Bridgeland land sales increased $4.3 million, or 98.6% to $8.7 million for the three months ended September 30, 2014, compared to $4.4 million for the same period in 2013. The increase in lot sales revenues for the three months ended September 30, 2014, compared to the same period in 2013, relates to higher sales volume and increasing lot prices resulting from strong demand for new homes. Third quarter 2014 lot deliveries represent the initial lots that we were able to develop in 2014 after receiving a long-awaited permit.  Going forward, we expect to be able to meet the increasing demand for lots in Bridgeland.  As of September 30, 2014, Bridgeland had 344 residential lots under contract of which 266 are scheduled to close in the fourth quarter of 2014, representing $102,000 per lot, or approximately $27.0 million of revenues. The average lot price for the three months ended September 30, 2014 of $80,000 is lower than the $90,000 average price per lot for the nine months ended September 30, 2014 due to the product mix of lot closings in the third quarter of 2014, which included lot sizes ranging from 31 feet to 60 feet wide, while the year-to-date product mix of lot closings consisted of lot sizes ranging from 31 feet to 75 feet wide. In the second quarter of 2014, we received bids from homebuilders for the sale of 509 lots at an average price of $90,000 per lot, or approximately 17.4% higher than the average finished lot prices during 2013.

Summerlin land sales decreased $9.9 million, or 33.3% to $19.8 million for the three months ended September 30, 2014, compared to $29.7 million for the same period in 2013. The decrease for the three months ended September 30, 2014 was primarily due to lower acreage sold, partially offset by higher land prices compared to the same period in 2013. The average price per superpad acre increased $151,000 to $514,000 for the three months ended September 30, 2014, compared to $363,000 for the same period in 2013. The increase in average price per acre is primarily due to a scarcity of attractive developable residential land in the Las Vegas market and the low levels of homebuilder inventory in Summerlin. Land sales increased $3.9 million for the nine months ended September 30, 2014 primarily due to escalated pricing for our custom lots and superpad sites, and commercial land sales, partially offset by lower superpad acreage sold compared to the same period in 2013.

In May 2014, we acquired 1,343 acres of undeveloped land located 13 miles north of The Woodlands for approximately $67.2 million, and in October 2014 we acquired an additional 653 adjacent acres for $27.8 million from a different seller.  We have preliminarily planned for approximately 1,834 acres of residential and 161 acres of commercial development on the combined sites, and currently estimate that the residential acres will yield over 4,600 lots. This new community will be developed and managed by The Woodlands, and the first lots are expected to be finished and sold in 2016.  The actual timing of development and sellout will be subject to several conditions, including market demand for residential lots and commercial properties.

Operating Assets Highlights

NOI from our combined retail, office, resort and conference center and multi-family properties increased $4.6 million, or 33.3%, to $18.4 million for the three months ended September 30, 2014 as compared to NOI of $13.8 million for the three months ended September 30, 2013. We refer to these properties as our “income-producing Operating Assets.”  These amounts include our share of NOI from our non-consolidated ventures of $0.4 million and $0.5 million for the three months ended September 30, 2014 and 2013, respectively, and exclude NOI for all periods from properties that are substantially closed for redevelopment and/or were sold during the period.  Approximately $3.1 million of the NOI increase is attributable to placing into service One Hughes Landing and 3 Waterway Square into service in 2013, re-opening the Outlet Collection at Riverwalk in the second quarter of 2014, and smaller increases totaling $1.9 million from various other properties and our non-consolidated ventures.  These increases were partially offset by $(0.4) million of lower NOI at The Woodlands Resort & Conference Center due to ongoing renovation and redevelopment which has negatively impacted group business during the highest intensity period of the redevelopment.  The renovation is expected to be completed by the end of 2014.

In May 2014, we completed the redevelopment of and re-opened the Outlet Collection at Riverwalk, an urban upscale outlet center located in New Orleans, Louisiana. At opening, the center was 99.2% leased. The project is financed by a $64.4 million partial recourse construction loan bearing interest at one-month LIBOR plus 2.75% with an October 2018 final maturity date.  The project is expected to reach annual NOI of $7.8 million by early 2017 based on leases in place at September 30, 2014.

During the third quarter 2014, we substantially completed and placed in service Two Hughes Landing, a Class A office building in Hughes Landing. The building is 84.8% leased as of November 1, 2014. The project is financed by a $41.2 million non-recourse construction loan bearing interest at one-month LIBOR plus 2.65% with a September 2018 final maturity date. We expect the property to reach stabilized annual NOI of approximately $5.2 million by the third quarter of 2015.

South Street Seaport continues to partially operate while redevelopment of Pier 17 is underway and remediation and repairs to the historic area from Superstorm Sandy continue.  During the third quarter 2014, we received $14.0 million of insurance proceeds, which are excluded from NOI and recognized as other income in our Condensed Consolidated Statement of Operations.  We have received a total of $47.6 million of insurance proceeds from the inception of this claim through November 6, 2014 and are continuing to work with the insurance carriers to resolve the balance of our claim.

On November 20, 2013, we announced plans for further redevelopment of the South Street Seaport district which includes approximately 700,000 square feet of additional space, East River Esplanade improvements, a marina, restoration of the historic Tin Building, the creation of a dynamic food market, replacement of wooden platform piers adjacent to Pier 17 and a newly constructed mixed-use building. The plans are subject to a Uniform Land Use Review Procedure (“ULURP”) that requires approval by the New York City Council, the New York City Landmarks Preservation Commission and various other government agencies. We expect to begin our formal approval process in the fourth quarter of 2014.

Millennium Woodlands Phase II is a joint venture with The Dinerstein Companies formed to develop a 314-unit Class A multi-family property located in The Woodlands Town Center. The project was substantially completed and placed into service during the third quarter of 2014. As of November 1, 2014, 20.1% of the units have been leased.  The project is financed with a $37.7 million non-recourse construction loan maturing in July 2017, which had a $34.1 million outstanding balance at September 30, 2014.  We expect the property to reach annual NOI of $4.9 million in the second quarter of 2015, of which our share would be $4.0 million.

Strategic Developments Highlights

On October 9, 2014, we opened Downtown Summerlin, which we believe is the largest retail development to open in the U.S. since the economic downturn, with a four-day grand opening celebration. Sales reported by our tenants were significantly stronger than originally anticipated by a majority of the retailers with over 250,000 people visiting the center during the grand opening celebration. Downtown Summerlin is an approximate 106-acre project within our 400-acre site located in downtown Summerlin and is approximately 1.6 million square feet consisting of approximately 1.4 million square feet of retail, restaurant and entertainment space and a nine-story, 200,000 square foot Class A office building, named One Summerlin. The retail portion of the project is 69.0% leased and the office building is 25.2% pre-leased as of November 1, 2014. Total estimated development costs are $418 million and as of September 30, 2014, we have incurred $344.5 million of development costs. The remaining costs to be incurred are primarily for tenant improvements and leasing costs. On July 15, 2014, we closed on a $312 million partial recourse construction loan bearing interest at one-month LIBOR plus 2.25% with a final maturity date of July 2019, and have drawn approximately $172.9 million as of September 30, 2014.

Pre-sales for the first two market-rate residential condominium towers at Ward Village began on February 1, 2014.  Pre-sales are subject to a 30-day rescission period, and the buyers are required to make a deposit equal to 5% of the purchase price at signing and an additional 5% deposit 30 days later at which point their total deposit of 10% of the purchase price becomes non-refundable. Buyers are required to make an additional 10% deposit within approximately four months of signing.  As of November 1, 2014, we had received $138.6 million of buyer deposits, representing $782.8 million of contracted gross sales revenue. As of November 1, 2014, approximately 75.5% of the 482 total units in the two towers have been contracted and passed their 30-day rescission period (83.6% in the Waiea tower and 71.1% in the Anaha tower).

As of September 30, 2014, we have incurred $38.2 million of development costs for the construction of the Waiea tower in Ward Village.  Total development costs are expected to be approximately $403 million when the project is completed by the end of 2016.  As of September 30, 2014, we have also incurred $17.5 million of development costs for the construction of the Anaha tower.  Its total development costs are expected to be approximately $401 million when the project is completed in early 2017. We expect to begin construction before the end of 2014.  On November 6, 2014, we closed on a $600.0 million non-recourse construction loan cross-collateralized by Waiea and Anaha bearing interest at one-month LIBOR plus 6.75% with a December 2019 final maturity date.  We are required to utilize all available buyer deposits to fund development costs prior to drawing on the loan.

Construction at ONE Ala Moana, a 206-unit luxury condominium tower being developed in a 50/50 joint venture, is now 87.3% complete with an expected opening in the fourth quarter of 2014.  For the three months ended September 30, 2014 our share of One Ala Moana’s earnings, which are recorded on a percentage of completion basis, was $5.1 million.

We began construction of Three Hughes Landing, a 324,000 square foot, 12-story Class A office building in Hughes Landing during the third quarter of 2014.  As of September 30, 2014, we have incurred $1.8 million of development costs and total development costs are expected to be $90 million when the project is completed during the fourth quarter of 2015.

As of September 30, 2014, we have incurred $12.5 million of development costs for the construction of The Westin, The Woodlands, a 302-room Westin-branded hotel that will be owned and managed by us. Total development costs are expected to be $97 million when the project is completed at the end of 2015. During August 2014, we closed on a $69.3 million non-recourse construction loan bearing interest at one-month LIBOR plus 2.65% with an August 2019 final maturity date.

In October 2014, we began construction of an Embassy Suites by Hilton in Hughes Landing, a nine-story, 205-room upscale, full-service hotel that will be developed and owned by us. Total development costs are expected to be $46 million and the project is scheduled to be completed by the end of 2015. As of September 30, 2014, we have incurred $1.3 million of development costs related to this project. On October 2, 2014, we closed on a $37.1 million non-recourse construction loan bearing interest at one-month LIBOR plus 2.50% with an October 2020 final maturity date.

For a more complete description of all of our Strategic Developments please refer to “Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Strategic Developments” in our Quarterly Report on Form 10-Q for the three months ended September 30, 2014.

About The Howard Hughes Corporation

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the United States. Our properties include master planned communities, commercial mixed-use, retail and office properties, development opportunities and other unique assets spanning 16 states from New York to Hawai’i. The Howard Hughes Corporation is traded on the New York Stock Exchange under the ticker symbol “HHC” and is headquartered in Dallas, Texas. For more information, visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s expectations, estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. We caution you not to place undue reliance on the forward-looking statements contained in this release and do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release except as required by law.

For more information, contact:

The Howard Hughes Corporation

Caryn Kboudi, 214-741-7744

caryn.kboudi@howardhughes.com

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands, except per share amounts)
Revenues:
Master Planned Community land sales	$59,351	$53,734	$260,186	$166,981
Builder price participation	5,311	2,002	13,251	5,703
Minimum rents	24,380	21,538	66,929	60,598
Tenant recoveries	7,601	5,291	20,509	15,681
Condominium rights and unit sales	4,032	810	11,516	31,191
Resort and conference center revenues	8,150	8,169	27,198	30,543
Other land revenues	4,112	3,579	9,322	10,211
Other rental and property revenues	6,291	4,492	18,601	14,557
Total revenues	119,228	99,615	427,512	335,465
Expenses:
Master Planned Community cost of sales	27,743	27,063	93,540	82,616
Master Planned Community operations	10,995	9,764	31,645	28,054
Other property operating costs	15,198	20,329	45,603	52,126
Rental property real estate taxes	4,559	3,698	12,540	10,814
Rental property maintenance costs	2,313	2,048	6,402	5,996
Condominium rights and unit cost of sales	2,026	406	5,788	15,678
Resort and conference center operations	8,910	7,381	22,833	22,537
Provision for doubtful accounts	119	204	293	910
Demolition costs	760	1,386	6,711	1,386
Development-related marketing costs	6,387	1,050	15,909	1,771
General and administrative	14,759	11,914	49,138	34,310
Other income, net	(11,409)	(6,314)	(27,468)	(11,727)
Depreciation and amortization	13,018	9,986	35,000	23,210
Total expenses	95,378	88,915	297,934	267,681

Operating income	23,850	10,700	129,578	67,784

Interest income	(1,162)	2,061	19,651	6,484
Interest expense	(12,136)	(1)	(28,354)	(144)
Warrant liability gain (loss)	24,690	(4,479)	(139,120)	(148,706)
Increase (reduction) in tax indemnity receivable	5,454	730	(5,473)	(8,673)
Equity in earnings from Real Estate and Other Affiliates	5,509	3,594	18,164	12,034
Income (loss) before taxes	46,205	12,605	(5,554)	(71,221)
Provision for income taxes	590	5,172	49,895	21,012
Net income (loss)	45,615	7,433	(55,449)	(92,233)
Net income attributable to noncontrolling interests	—	(98)	(12)	(110)
Net income (loss) attributable to common stockholders	$45,615	$7,335	$(55,461)	$(92,343)

Basic income (loss) per share:	$1.16	$0.19	$(1.41)	$(2.34)

Diluted income (loss) per share:	$0.48	$0.17	$(1.41)	$(2.34)

See Notes to Condensed Consolidated Financial Statements.

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

	September 30,	December 31,
	2014	2013
	(In thousands, except share amounts)
Assets:
Investment in real estate:
Master Planned Community assets	$1,605,814	$1,537,758
Land	263,032	244,041
Buildings and equipment	907,283	754,878
Less: accumulated depreciation	(138,176)	(111,728)
Developments	899,827	488,156
Net property and equipment	3,537,780	2,913,105
Investment in Real Estate and Other Affiliates	85,344	61,021
Net investment in real estate	3,623,124	2,974,126
Cash and cash equivalents	805,606	894,948
Accounts receivable, net	25,827	21,409
Municipal Utility District receivables, net	122,515	125,830
Notes receivable, net	12,724	20,554
Tax indemnity receivable, including interest	333,877	320,494
Deferred expenses, net	73,230	36,567
Prepaid expenses and other assets, net	314,266	173,940
Total assets	$5,311,169	$4,567,868

Liabilities:
Mortgages, notes and loans payable	$1,880,916	$1,514,623
Deferred tax liabilities	41,038	89,365
Warrant liabilities	444,680	305,560
Uncertain tax position liability	231,904	129,183
Accounts payable and accrued expenses	516,461	283,991
Total liabilities	3,114,999	2,322,722

Commitments and Contingencies (see Note 15)

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 39,638,094 shares issued and outstanding as of September 30, 2014 and 39,576,344 shares issued and outstanding as of December 31, 2013	396	396
Additional paid-in capital	2,835,753	2,829,813
Accumulated deficit	(638,864)	(583,403)
Accumulated other comprehensive loss	(7,677)	(8,222)
Total stockholders’ equity	2,189,608	2,238,584
Noncontrolling interests	6,562	6,562
Total equity	2,196,170	2,245,146
Total liabilities and equity	$5,311,169	$4,567,868

See Notes to Condensed Consolidated Financial Statements.

Supplemental Information

September 30, 2014

As our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is real estate property earnings before taxes (“REP EBT”), which represents the operating revenues of the properties less property operating expenses. REP EBT, as it relates to our business, is defined as net income (loss) excluding general and administrative expenses, corporate interest income and depreciation expense, provision for income taxes, warrant liability gain or loss, changes in the tax indemnity receivable and other income. We present REP EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, REP EBT should not be considered as an alternative to GAAP net income (loss).

Reconciliation of REP EBT to GAAP-net	Three Months Ended September 30,		Nine Months Ended September 30,
income (loss)	2014	2013	2014	2013
	(In thousands)		(In thousands)

REP EBT	$35,560	$23,408	$187,582	$107,450
General and administrative	(14,759)	(11,914)	(49,138)	(34,310)
Interest (expense)/income, net *	(14,938)	1,955	(21,089)	6,259
Warrant liability gain (loss)	24,690	(4,479)	(139,120)	(148,706)
Provision for income taxes	(590)	(5,172)	(49,895)	(21,012)
Increase (reduction) in tax indemnity receivable	5,454	730	(5,473)	(8,673)
Other income, net *	11,409	3,662	25,095	8,118
Depreciation and amortization *	(1,211)	(757)	(3,411)	(1,359)
Net income (loss)	$45,615	$7,433	$(55,449)	$(92,233)

MPC Land Sales Summary

Three Months Ended September 30, 2014

	MPC Sales Summary
	Land Sales		Acres Sold		Number of Lots/Units		Price per Acre		Price per Lot/Units
($ in thousands)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013

Bridgeland
Residential
Single family - detached	$8,734	$1,761	18.8	6.0	109	29	$465	$294	$80	$61
Commercial
Multi-family	—	2,636	—	16.6	—	—	—	159	—	—
	8,734	4,397	18.8	22.6	109	29	465	195	80	61
Columbia
No land sales

Summerlin
Residential
Superpad sites	16,511	26,340	32.1	72.5	167	316	514	363	99	83
Custom lots	2,670	1,698	1.8	1.9	4	5	1,483	894	668	340
Single family - detached	—	1,661	—	2.1	—	20	—	791	—	83
Commercial
Retail	650	—	0.7	—	—	—	929	—	—	—
	19,831	29,699	34.6	76.5	171	341	573	388	112	87
The Woodlands
Residential
Single family - detached	28,410	18,098	37.5	27.5	152	117	758	658	187	155
Single family - attached	235	1,225	0.3	1.8	5	21	783	681	47	58
Commercial
Retail	—	1,500	—	2.1	—	—	—	714	—	—
	28,645	20,823	37.8	31.4	157	138	758	663	182	140

Total acreage sales revenue	57,210	54,919	91.2	130.5	437	508

Deferred revenue	(246)	(6,791)
Special Improvement District revenue *	2,387	5,606
Total segment land sale revenue - GAAP basis	$59,351	$53,734

* Applicable exclusively to Summerlin.

MPC Land Sales Summary

Nine Months Ended September 30, 2014

	MPC Sales Summary
	Land Sales		Acres Sold		Number of Lots/Units		Price per Acre		Price per Lot/Units
($ in thousands)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013

Bridgeland
Residential
Single family - detached	$15,575	$7,219	35.0	24.0	172	109	$445	$301	$91	$66
Commercial
Multi-family	—	2,636	—	16.6	—	—	—	159	—	—
	15,575	9,855	35.0	40.6	172	109	445	243	91	66
Columbia
No land sales

Summerlin
Residential
Superpad sites	60,077	67,849	116.0	215.5	570	989	518	315	105	69
Custom lots	11,906	4,438	9.2	4.8	19	11	1,294	925	627	403
Single family - detached	11,170	9,846	13.0	13.2	60	108	859	746	186	91
Commercial
Retail	650	—	0.7	—	—	—	929	—	—	—
High school	2,250	—	10.0	—	—	—	225	—	—	—
	86,053	82,133	148.9	233.5	649	1,108	578	352	128	74
The Woodlands
Residential
Single family - detached	$61,947	$70,910	85.2	118.1	335	470	$727	$600	$185	$151
Single family - attached	3,561	2,799	5.0	5.6	59	61	712	500	60	46
Commercial
Medical	70,550	—	58.9	—	—	—	1,198	—	—	—
Retail	17,401	1,500	30.3	2.1	—	—	574	714	—	—
Other	—	135	—	0.7	—	—	—	193	—	—
	153,459	75,344	179.4	126.5	394	531	855	596	166	139

Total acreage sales revenue	255,087	167,332	363.3	400.6	1,215	1,748

Deferred revenue	(4,171)	(14,450)
Special Improvement District revenue *	9,270	14,099
Total segment land sale revenue - GAAP basis	$260,186	$166,981

* Applicable exclusively to Summerlin.

Operating Assets Net Operating Income

The Company believes that NOI is a useful supplemental measure of the performance of our Operating Assets because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in occupancy rates, rental rates, and operating costs. We define NOI as revenues (rental income, tenant recoveries and other income) less expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI also excludes straight line rents and tenant incentives amortization, net interest expense, ground rent amortization, demolition costs, amortization, depreciation and equity in earnings from Real Estate and Other Affiliates.

We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results, gross margins and investment returns.

Although we believe that NOI provides useful information to the investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an alternative measure of the financial performance of such assets and not as an alternative to GAAP net income (loss).

Beginning in the second quarter 2014, we reclassified certain retail Operating Assets that are substantially shutdown due to redevelopment-related construction activities underway to the Redevelopments section.

Operating Assets NOI and REP EBT

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands)		(In thousands)
Retail
Cottonwood Square	$166	$83	$499	$326
Landmark Mall (a)	341	21	965	415
Outlet Collection at Riverwalk (a)	405	(23)	(406)	(794)
Park West (b)	462	406	1,550	970
Ward Village (a)	6,234	6,006	18,034	17,868
20/25 Waterway Avenue	455	365	1,219	955
Waterway Garage Retail	185	137	517	208
Total Retail	8,248	6,995	22,378	19,948
Office
70 Columbia Corporate Center (b)	491	233	1,160	376
Columbia Office Properties (a)	453	202	1,137	865
2201 Lake Woodlands Drive	39	(43)	143	(74)
One Hughes Landing (a)	1,437	(106)	3,397	(106)
Two Hughes Landing (a)	286	—	286	—
9303 New Trails	483	387	1,503	1,316
110 N. Wacker	1,440	1,512	4,474	4,516
4 Waterway Square	1,479	1,494	4,327	4,467
3 Waterway Square (a)	1,638	514	4,765	585
1400 Woodloch Forest	273	245	806	914
1701 Lake Robbins (c)	90	—	90	—
Total Office	8,109	4,438	22,088	12,859

Millennium Waterway Apartments	1,176	1,029	3,348	3,406
The Woodlands Resort & Conference Center (a)	445	788	4,365	8,006
Total Retail, Office, Multi-family, Resort & Conference Center	17,978	13,250	52,179	44,219

The Club at Carlton Woods (a)	(1,267)	(2,505)	(3,279)	(4,120)
The Woodlands Ground leases	119	111	341	335
The Woodlands Parking Garages	(155)	(152)	(444)	(556)
Other Properties	176	(54)	707	(185)
Total Other	(1,127)	(2,600)	(2,675)	(4,526)
Operating Assets NOI - Consolidated and Owned as of September 30, 2014	16,851	10,650	49,504	39,693

Redevelopments
South Street Seaport (a)	652	(2,465)	823	(5,181)
Total Operating Asset Redevelopments	652	(2,465)	823	(5,181)

Dispositions
Rio West Mall (a) (d)	—	213	79	851
Total Operating Asset Dispositions	—	213	79	851
Total Operating Assets NOI - Consolidated	17,503	8,398	50,406	35,363

Straight-line lease amortization (e)	(660)	780	(1,632)	1,047
Demolition costs (f)	(761)	(1,386)	(6,689)	(1,386)
Development-related marketing costs	(589)	(1,050)	(5,379)	(1,771)
Depreciation and amortization (g)	(11,261)	(9,171)	(29,802)	(21,687)
Write-off of lease intangibles and other (h)	—	(378)	—	(2,883)
Equity in earnings from Real Estate and Other Affiliates (i)	202	647	2,774	3,743
Interest, net (j)	(4,906)	(3,985)	(10,748)	(14,593)
Total Operating Assets REP EBT (k)	$(472)	$(6,145)	$(1,070)	$(2,167)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands)		(In thousands)
Operating Assets NOI - Equity and Cost Method Investments
Millennium Phase II	$(119)	$—	$(119)	$—
Stewart Title (title company)	771	782	1,830	1,848
Summerlin Baseball Club Member, LLC	51	165	415	165
Woodlands Sarofim # 1	304	376	1,094	1,025
Total NOI - equity investees	1,007	1,323	3,220	3,038

Adjustments to NOI (l)	(41)	98	(120)	29
Equity Method Investments REP EBT	966	1,421	3,100	3,067
Less: Joint Venture Partner’s Share of REP EBT	(632)	(774)	(1,975)	(1,827)
Equity in earnings from Real Estate and Other Affiliates	334	647	1,125	1,240

Distributions from Summerlin Hospital Investment (i)	(132)	—	1,649	2,503
Segment equity in earnings from Real Estate and Other Affiliates	$202	$647	$2,774	$3,743

Company’s Share of Equity Method Investments NOI
Millennium Phase II	$(97)	$—	$(97)	$—
Stewart Title (title company)	385	391	915	924
Summerlin Baseball Club Member, LLC	26	83	208	83
Woodlands Sarofim # 1	61	75	219	205
Total NOI - equity investees	$375	$549	$1,245	$1,212

	Economic	Nine Months Ended September 30,
	Ownership	Debt	Cash
		(In thousands)
Millennium Phase II	81.43%	$34,056	$120
Stewart Title (title company)	50.00%	—	834
Summerlin Las Vegas Baseball Club	50.00%	—	536
Woodlands Sarofim #1	20.00%	6,320	765

(a)         See discussion in section following the table in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 regarding this property.

(b)         The NOI increase for the nine months ended September 30, 2014 compared to 2013 is due to a full year of occupancy of tenants who took possession after the first quarter of 2013.

(c)          Acquired in July 2014. Annual NOI is expected to be $0.4 million.

(d)         Rio West Mall was sold on September 30, 2013.

(e)          The net change in straight-line lease amortization for the three and nine months ended September 30, 2014 compared to 2013 is primarily due to the higher rent expense related to the amended ground lease at South Street Seaport which occurred in the third quarter of 2013.

(f)           The demolition costs for the three and nine months ended September 30, 2014 relate to the redevelopment and demolition of Pier 17 at South Street Seaport. The demolition costs for the three and nine months ended September 30, 2013 related to the redevelopment at the Outlet Collection at Riverwalk.

(g)          The increase in depreciation and amortization for the three and nine months ended September 30, 2014 compared to 2013 reflects the acceleration of depreciation at Landmark Mall due to redevelopment plans and placing One Hughes Landing, 3 Waterway Square and the Outlet Collection at Riverwalk into service during the period.

(h)         The write-off of lease intangibles and other for the three and nine months ended September 30, 2013 is primarily related to the write off of tenant improvements and lease commissions for a terminated tenant at 20/25 Waterway in the first quarter of 2013.

(i)             Equity in earnings from Real Estate and Other Affiliates decreased for the nine months ended September 30, 2014 compared to the same period in 2013 due to the hospital’s revenue declining as a result of a higher mix of uninsured patients.

(j)            The decrease in interest, net for the nine months ended September 30, 2014 compared to 2013 is due to the payoff of the 70 Columbia Corporate Center mortgage and elimination of lender’s participation interest, partially offset by additional interest expense at 3 Waterway Square and One Hughes Landing.

(k)         For a detailed breakdown of our Operating Asset segment REP EBT, please refer to Note 16 - Segments in the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014.

(l)             Adjustments to NOI include straight-line rent and market lease amortization, demolition costs, depreciation and amortization and non-real estate taxes.